Global Pharm Holdings Group Completes Acquisitions for Two City-Level Pharmaceutical Distribution Companies

SHENZHEN, China, June 2, 2011 /PRNewswire-Asia/ – Global Pharm Holdings Group, Inc. (OTCBB: GPHG) (“Global Pharm” or the “Company”), a China-based leading vertically integrated pharmaceutical company engaged in pharmaceutical-related products distribution and Traditional Chinese Medicine (“TCM”) herbs cultivation through its subsidiaries in Anhui, Jilin and Shandong provinces, today announced that, on May 31, 2011, it completed the acquisition of 100% equity interests for two city-level pharmaceutical distribution companies in Shandong province: Tai’an Senlin Pharmaceutical Co., Ltd. (“Tai’an Senlin”) and Zibo Hongmao Pharmaceutical Sales Co., Ltd. (“Zibo Hongmao”). With the completion of these acquisitions, Tai’an Senlin and Zibo Hongmao become wholly owned subsidiaries of Shandong Global Pharm Co., Ltd. (“SD Global Pharm”), a wholly owned subsidiary of the Company.

“The completion of these acquisitions represents a significant step toward strengthening the depth and breadth of our sales coverage in Shandong province and therefore also safeguarding our sales growth,” stated Mr. Yunlu Yin, Chief Executive Officer of Global Pharm. “The acquisitions will extend SD Global Pharm’s distribution network into Tai’an and Zibo cities of Shandong province.  In addition, the two newly acquired companies may broaden their products portfolios by obtaining a variety of products from their acquirer. In order to reinforce its sales channels with an extending sales coverage, Global Pharm will continue a series of acquisitions targeted in both Shandong province and other selected regions. The Company expects to form a formidable purchasing power by bringing in additional family members to Global Pharm, assisting its clients to achieve a significant cost savings and obtain additional new products.”

On May 30, 2011, the Company obtained the new business license for Tai’an Senlin, with registered capital of RMB 5 million (approximately USD 0.8 million). Under the terms of the transaction, the Company is required to pay approximately $1.1 million in cash to the former shareholders of Tai’an Senlin within 15 business days after the Company receives the new business license.

On May 31, 2011, the Company obtained the new business license for Zibo Hongmao, with registered capital of RMB 6 million (approximately USD 0.9 million). Under the terms of the transaction, the Company is required to pay approximately $1.2 million in cash to the former shareholders of Zibo Hongmao within 15 business days after the Company receives the new business license.

About Tai’an Senlin
Tai’an Senlin was established on March 9, 2006 in Tai’an city of Shandong province. It distributes approximately 3,000 pharmaceutical-related products, including Chinese patent medicine, TCM, Chinese medicine pieces, chemical raw material medicine, chemical medicine preparations, antibiotics, biochemistry products, biological products (excluding vaccine) (expiration date of the license is November 21, 2015), and Class II and III medical instruments (excluding contact lenses and its solution, in-vitro diagnostic reagent, approximately 6,800 implant materials, artificial organs and 6,800 accessing instruments) (expiration date: April 13, 2015); common goods transportation (expiration date: June 23, 2013). Tai’an Senlin received its GSP certification on February 26, 2009. It manages over 3,000 products, and owns 21,528 square feet of GSP certified (good supplying practice) warehouse and 6,458 square feet of administration and operation area.

About Zibo Hongmao
Zibo Hongmao was established on March 15, 2007 in Zibo city of Shandong province. It distributes approximately 4,000 pharmaceutical-related products, including Chinese medicine pieces, Chinese patent medicine, chemical raw material medicine, chemical medicine preparations, antibiotics, biochemistry products and biological products (excluding vaccine) (expiration date of the license: February 29, 2012); sales of disinfection-related products, cosmetics and health products; and sales of prepackaged food (expiration date of the license: May 19, 2012). Its clients include approximately 60 hospitals and 1,000 drugstores and clinics.

About Global Pharm
Global Pharm Holdings Group, Inc. operates as a pharmaceutical distribution and herbal cultivation business in the People's Republic of China, through its subsidiaries, Shandong Global Pharm Co., Ltd., Tonghua Tongdetang Pharmaceutical & Medicinal Material Co., Ltd., Anhui Xuelingxian Pharmaceutical Co., Ltd., Anhui Sino-Green TCM Tech Development Co., Ltd. and Shandong Sino-Green TEC Tech Development Co., Ltd. Currently, Global Pharm owns GSP-certified, modern logistics distribution centers totally occupying 237,600 square feet, manages over 13,000 inventory products and 1,812 acres of herbal cultivation base. Its sales network covers Shandong, Jilin and Anhui provinces, as well as other developed provinces in China. Global Pharm intends to establish an integrated value chain in the pharmaceutical industry through strategic acquisitions within pharmaceutical production, distribution and retail sectors. Global Pharm anticipates it will achieve a solid distribution capacity and develop into a major rapid-growing and profitable pharmaceutical company. For further information, please visit the Company’s corporate website at http://www.globalpharmholdings.com.

Forward-looking Statements
Certain statements set forth in this press release contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. Such statements reflect the current view of our management with respect to future events and are subject to risks, uncertainties, assumptions and other factors as they relate to our industry, our operations and results of operations, plans for future facilities, capital-expenditure plans and any businesses that we may acquire. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the U.S. federal securities laws, we do not intend to update any of the forward-looking statements to conform them to actual results.

For Additional Information Contact

Global Pharm Holdings Group, Inc.

Ms. Susan Liu

Phone: +86-755-3693-9373 (Shenzhen, China)

Email: susanliu@globalpharmholdings.com

CCG Investor Relations, Inc.

Ms. Linda Salo, Account Manager

Phone: +1-646-922-0894 (New York, USA)

Email:linda.salo@ccgir.com